                                                                  Exhibit 10(ii)

            THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (as modified, extended or supplemented from time to time, this "Agreement") is entered into as of the ___ day of ____, 1998 by and between Sterling Bancorp, a New York corporation (the "Company"), and ("Executive").

                               W I T N E S S E T H

            WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders;

            WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders;

            WHEREAS, the Board (as defined in Section 1 of Appendix A) has determined that it is in the best interests of the Company and its shareholders to secure Executive's continued services and to ensure Executive's continued dedication to his duties in the event of any threat or occurrence of a Change in Control (as defined in Section 4 of Appendix A) of the Company; and

            WHEREAS, the Board has authorized the Company to enter into this
Agreement:

            NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

            1. Definitions. As used in this Agreement, capitalized terms will have the respective meanings set forth in Appendix A.

            2. Obligation of Executive. In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of the Company, other than as a result of Disability, retirement or an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

            3. Term of Agreement. (a) Subject to Section 3(b), this Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given three (3) years written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of two (2) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement.

                                                                  Exhibit 10(ii)

            (b) Notwithstanding Section 3(a), this Agreement shall terminate if Executive or the Company terminates Executive's employment prior to a Change in Control; provided that, if (1) Executive's employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (2) Executive reasonably demonstrates (or the Company agrees) that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (3) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then (A) for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control and (B) for purposes of determining the timing of payments and benefits to Executive under Section 4, the date of the actual Change in Control shall be treated as Executive's Date of Termination.

            4. Payments Upon Termination of Employment. (a) If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Executive:

            (1) Within ten (10) days following the Date of Termination a lump-sum cash amount equal to the sum of (A) Executive's base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, (B) a pro rata portion of Executive's annual bonus for the fiscal year in which Executive's Date of Termination occurs in an amount at least equal to (i) Executive's Bonus Amount, multiplied by (ii) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (iii) any amounts paid from the Company's annual incentive plan for the fiscal year in which Executive's Date of Termination occurs; plus

            (2) Within ten (10) days following the Date of Termination, a lump-sum cash amount equal to (A) two (2) times Executive's highest annual rate of base salary during the 12-month period immediately prior to Executive's Date of Termination, plus (B) two (2) times Executive's Bonus Amount.

            (b) If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, the Company shall continue to provide, for a period of two (2) years following Executive's Date of Termination, Executive (and Executive's dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive's Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer,

                                                                  Exhibit 10(ii)

the welfare benefits described herein shall be secondary to such benefits during the period of Executive's eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

            (c) If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, the Company shall (1) for all purposes (including eligibility, vesting and benefit accrual) of each pension, savings and retirement plan and program of the Company, treat Executive as if (A) Executive had an additional two (2) years of service with the Company, and (B) Executive's attained age were two (2) years older than Executive's actual attained age as of his Date of Termination, and (B) pay to Executive, within 30 days following his Date of Termination, a lump sum payment in an amount equal to the sum of:

            (i) The excess, if any, of (x) the present value of the benefits to which Executive would be entitled under Company's pension and retirement plans (qualified and nonqualified), if Executive had continued in the employ of the Company for an additional two (2) years following his Date of Termination earning during such two-year period the rate of base salary and bonus in effect as of his Date of Termination, over (y) the present value of the benefit to which Executive is actually entitled under such pension and retirement plans as of his Date of Termination;

            (ii) The present value of the Company contributions (including any allocations of securities of the Company) that would have been made under all Company savings programs (qualified and nonqualified), if Executive had continued in the employ of the Company for an additional two (2) years following his Date of Termination earning during such two-year period the rate of base salary and bonus in effect as of his Date of Termination, assuming that the Company would have made the maximum contributions permitted under such savings programs, and assuming, for purposes of determining the amount of any Company matching contributions, that Executive would have contributed the amount necessary to receive the maximum matching contributions available under such savings programs); and

            (iii) If contributions to the Company's employee stock ownership plan (the "ESOP") will continue after the Date of Termination, the value of the allocations that would have been made to Executive under the ESOP, if Executive had continued in the employ of the Company for an additional two (2) years following his Date of Termination, determined by multiplying
      (x) two (2) times the number of shares of stock of the Company (or, if applicable, the Surviving Person or the Parent Corporation, as such terms are defined below) allocated to the Executive's account under the ESOP for the last full calendar year prior to the Date of Termination by (y) the fair market value of one share of such stock on the Date of Termination.

For purposes of the preceding sentence, "present value" shall be determined as of the Date of Termination and shall be calculated based upon a discount rate of the base rate referred to in Section 7 and without reduction for mortality.

                                                                  Exhibit 10(ii)

            (d) If during the Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the sum of (1) Executive's base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and (2) and any accrued vacation pay, in each case to the extent not theretofore paid. The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing.

            5. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (1) the Excise Tax imposed upon the Payments and (2) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to
(1) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (2) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (3) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-up Payment in the Executive's adjusted gross income. Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 5% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 4(a)(ii), unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments

                                                                  Exhibit 10(ii)

to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

            (b) Subject to the provisions of Section 5(a), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 5 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

                                                                  Exhibit 10(ii)

            6. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

            7. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the base rate of Sterling National Bank (or any successor) from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive's statement for such fees and expenses through the date of payment thereof by the Company, regardless of whether or not Executive's claim is upheld by a court of competent jurisdiction/arbitration panel; provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court/arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.

            8. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries, and if Executive's employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any termination of Executive's employment during the Termination Period shall be subject to all of the provisions of this Agreement.

            9. Successors; Binding Agreement. (a) This Agreement shall not be terminated by any reorganization, merger or consolidation involving the Company (each, a "Business Combination"). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Person resulting from such Business Combination (the "Surviving Person"), and the Surviving Person shall be treated as the Company hereunder.

            (b) The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume (and, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of a majority of the voting securities eligible to elect directors of the successor entity (the "Parent Corporation") to guarantee), by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption and guarantee prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

                                                                  Exhibit 10(ii)

            (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

            10. Notice. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered personally or by telefacsimile upon confirmation of receipt, (2) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (3) five days after deposit in the United States mail, certified and return receipt requested, postage prepaid. All such notices and communications shall be delivered as set forth below:

            If to the Executive:



            If to the Company:

                  Sterling Bancorp
                  430 Park Avenue, Fourth Floor
                  New York, N.Y. 10022-3505
                  Attn: Chairman of the Board

                  with a copy addressed to the attention of the General Counsel of the Company at the above address.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            (b) A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (3) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

                                                                  Exhibit 10(ii)

            11. Full Settlement; Resolution of Disputes. In the event of a Qualifying Termination, the Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company. The Company's obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(b), such amounts shall not be reduced whether or not Executive obtains other employment.

            12. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

            13. Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement), 6, 7, 9(c) and 11 shall survive the termination of this Agreement.

            14. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

            15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

            16. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits

                                                                  Exhibit 10(ii)

payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

                                            STERLING BANCORP


                                            By:
                                               ---------------------------------
                                               Name
                                               Title:

                                            ------------------------------------

                                                                  Exhibit 10(ii)
                                              Appendix A (Certain Defined Terms)

            As used in the Agreement. the following terms shall have the respective meanings set forth below:

            1. "Board" means the Board of Directors of the Company

            2. "Bonus Amount" means the highest annual bonus earned by Executive from the Company (and/or its affiliates) during the last three (3) completed fiscal years of the Company immediately preceding Executive's Date of Termination (annualized in the event Executive was not employed by the Company (or its affiliates) for the whole of any such fiscal year).

            3. "Cause" means (a) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, (b) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates or (c) the final, non-appealable conviction of Executive for a criminal violation of Title 12 or 18 of the United States Code. For purpose of this definition, no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act,
(1) based upon authority given pursuant to a resolution duly adopted by the Board, (2) based upon the advice of counsel for the Company or (3) based upon the instructions of the Company's chief executive officer or another senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. For purpose of clauses (a) and (b) of the first sentence of this definition, "cause" shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (a) or (c) has occurred and specifying the particulars thereof in detail. The Company must notify Executive of any event constituting Cause within sixty (60) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

            4. "Change in Control" means the occurrence of any one of the following events:

            (a) The acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(1) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities which together with the beneficial ownership of voting securities theretofore held comprises 20% or more of

                                                                  Exhibit 10(ii)

either (1) the then outstanding common shares of the Company (the "Outstanding Company Common Shares") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions will not constitute a Change in Control: (1) any acquisition directly from the Company (other than acquisition by virtue of the exercise of a conversion privilege), (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of subsection (c) of this definition are satisfied;

      (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulations 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

      (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (1) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of Directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation) beneficially owns, directly or indirectly, 10% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (3) at least two-thirds of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were

                                                                  Exhibit 10(ii)

members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

      (d) Approval by the shareholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets or deposits of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the company or such corporation) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least two-thirds of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

      (e) Reorganization, merger or consolidation of Sterling National Bank or sale or other disposition of all or substantially all of the assets or deposits of Sterling National Bank, unless, in the case of a reorganization, merger or consolidation, the resulting entity is wholly owned by a corporation meeting the following requirements or, in the case of a sale or disposition, the sale or disposition is a to a corporation meeting the following requirements (in each case after giving effect to the reorganization, merger, consolidation, sale or disposition and any related transactions): (A) more than two-thirds of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation, sale or disposition, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least two-thirds of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial

                                                                  Exhibit 10(ii)

      agreement or action of the Board providing for such reorganization, merger, consolidation, sale or disposition.

            5. "Date of Termination" means (a) the effective date on which Executive's employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 10 or (b) if Executive's employment by the Company terminates by reason of death, the date of death of Executive.

            6. "Disability" means termination of Executive's employment by the Company due to Executive's absence from Executive's duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness.

            7. "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events after a Change in Control:

            (a) (1) Any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities) or (2) a material and adverse change in Executive's titles or offices (including, if applicable, membership on the Board) with the Company or its affiliates as in effect immediately prior to such Change in Control;

            (b) A reduction by the Company in Executive's rate of annual base salary, annual bonus or annual bonus opportunity (including any material and adverse change in the formula for such annual bonus or bonus opportunity) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

            (c) Any requirement of the Company that Executive (1) be based anywhere other than the Company's principal executive offices (or the principal executive office of a subsidiary or division of the Company, if Executive is based at such office immediately prior to such Change in Control) or more than ten (10) miles from the office where Executive is located at the time of the Change in Control or (2) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control;

            (d) The failure of the Company to (1) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits (at substantially equivalent cost with respect to welfare benefit plans), or (2) provide

                                                                  Exhibit 10(ii)

      Executive with paid vacation in accordance with the most favorable vacation policies of the Company and its affiliated companies as in effect for Executive immediately prior to such Change in Control, including the crediting of all service for which Executive had been credited under such vacation policies prior to the Change in Control;

            (e) Any refusal by the Company to continue to permit Executive to engage in activities not directly related to the business of the Company which Executive was permitted to engage in prior to the Change in Control;

            (f) Any purported termination of Executive's employment which is not effectuated pursuant to Section 10(b) (and which will not constitute a termination hereunder); or

            (g) The failure of the Company to obtain the assumption (and, if applicable, guarantee) agreement from any successor (and Parent Corporation) as contemplated in Section 9(b).

Notwithstanding anything herein to the contrary, termination of employment by Executive for any reason during the 30-day period commencing one (1) year after the date of a Change in Control shall constitute Good Reason.

An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacities due to mental or physical illness and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

            8. "Qualifying Termination" means a termination of Executive's employment (a) by the Company other than for Cause or (b) by Executive for Good Reason. Termination of Executive's employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination, unless such death or Disability shall occur during the 30-day period referred to in the second paragraph of the definition of "Good Reason" (in which case it will constitute a Qualifying Termination).

            9. "Retirement" means Executive's retirement (not including any mandatory early retirement) in accordance with the Company's retirement policy generally applicable to its salaried employees (if any), as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive's written consent.

            10. "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets on liquidation or dissolution.

                                                                  Exhibit 10(ii)

            11. "Termination Period" means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control.


                                       -6-